Raytheon                                                       Raytheon Company
                                                       Corporate Communications
                                                              141 Spring Street
                                                            Lexington, MA 02421
                                                        http://www.raytheon.com

                                                                 News release
FOR IMMEDIATE RELEASE

Contacts:
David Polk (News Media)
781.860.2386

Timothy Oliver (Investor Relations)
781.860.2167

Raytheon reports third quarter results;
Defense posts strong results, commercial businesses remain weak

      LEXINGTON, Mass., (Oct. 17, 2001) - Raytheon Company (NYSE: RTN) today reported sales of $4.0 billion for the third quarter of 2001, down from $4.2 billion in the third quarter a year ago. The year-over-year decline in sales is due to divestitures and lower deliveries at Raytheon Aircraft Company (RAC). Sales for the defense businesses, adjusting for divestitures, were up 6 percent year-over-year. As a result of the charge announced earlier related to RAC, the company reported a loss from continuing operations of $262 million, or $0.73 per diluted share. Excluding the charge, income from continuing operations was $127 million, or $0.35 per diluted share, compared with $133 million, or $0.39 per diluted share, in the third quarter of 2000. The company's backlog at the end of the quarter was $25.1 billion.

      Consolidated operating cash outflow was $357 million, compared with positive operating cash flow of $212 million a year ago. Cash outflow was driven by discontinued operations, which consumed $254 million, and RAC, which consumed $260 million. The defense businesses generated $162 million. Net debt at the end of the quarter was $8.8 billion, compared with $9.9 billion at the end of the third quarter of 2000. Following the end of the quarter, Raytheon received a $500 million payment as part of a $635.5 million reimbursement from Hughes Electronics Corporation, as previously announced.

      The company expects continued strength in its defense businesses this year, however, it will not be sufficient to offset the deterioration in the commercial businesses. Therefore, the company is revising its outlook for 2001 EPS from continuing operations, excluding third quarter charges related to RAC, to $1.35 to $1.40, due entirely to the decline in profit contribution from RAC. The company also said 2002 EPS from continuing operations is expected to be $1.35 to

$1.40, reflecting an expected $0.35 per share reduction in pension income. The reduction in pension income primarily reflects the year-to-date performance of the equity markets. In the aggregate, the company's pension plans are adequately funded and the estimated reduction will not have an impact on cash flow in 2002.

      Economic EPS for 2002 (excluding the effects of pension and amortization of goodwill) is expected to be in the range of $2.40 to $2.45, versus $2.10 to $2.15 for 2001. The company's estimate does not reflect any additional increases in defense spending due to recent world events.

      Including the impact of discontinued operations, the company posted a net loss in the third quarter of $285 million, or $0.79 per diluted share, compared with net income of $105 million, or $0.31 per diluted share, in the third quarter of 2000.

      "Our defense businesses are performing well and are ahead of plan in sales, margin and cash for the year-to-date," said Raytheon Chairman and Chief Executive Officer Daniel P. Burnham. "Our commercial businesses continue to be hurt by the softening economy, but we remain optimistic about our future prospects because we are well-positioned for growth in defense."

Electronic Systems

      Electronic Systems (ES) reported third quarter sales of $2.0 billion, up from $1.9 billion in the third quarter of 2000. Operating income was $281 million, compared with $296 million in the third quarter of 2000. Performance at ES is better than both the plan and prior year through the first nine months. Year-to-date, excluding divestitures, sales are up 7 percent over the prior year. Margins increased from 12.3 percent in 2000 to 13.3 percent in 2001. ES had backlog of $11.2 billion at the end of the quarter.

      During the quarter, Raytheon received a $212 million award from NATO for low rate initial production of the Evolved SeaSparrow Missile (ESSM). ESSM is designed to protect Navy ships by destroying currently fielded and near-term projected anti-ship missiles. Also during the quarter, Raytheon's Tomahawk cruise missile system completed another successful test launch from a Royal Navy attack submarine. The test marked the first use of a joint U.S./UK version of the Advanced Tomahawk Weapon Control System software, which promotes commonality and interoperability between the Royal Navy and U.S. Navy.

Command, Control, Communication and Information Systems

      Command, Control, Communication and Information Systems (C3I) recorded third quarter sales of $945 million, up 12 percent from $843 million last year. The increase is due primarily to higher volume in classified programs and secure network programs. Operating income in the quarter was $94 million, up from $87 million in the third quarter of 2000. Year-to-date, C3I income is higher than both plan and prior year. Sales through nine months, excluding divestitures, are up 9 percent over the prior year. Margins have improved from 9.8 percent to 10.0 percent. C3I had backlog of $5.7 billion at the end of the quarter.

      During the quarter, Raytheon's leadership in network centric command and control continued. The U.S. Navy's Cooperative Engagement Capability (CEC) - developed by Raytheon and Johns Hopkins University's Applied Physics Laboratory
- passed its Operational Evaluation Test (OPEVAL), clearing the way for a Department of Defense full-scale production decision. CEC is a unique sensor networking system that integrates radar measurements in real time, which enables a fleet of warships to defend against advanced threats - such as cruise missiles
- at ranges not previously possible. In addition, a $110 million contract was awarded for the Army Airborne Command and Control System that provides a Corps/Division/Brigade command post on UH60 helicopters for on-the-move situational awareness to maneuver commanders and battle staff.

      Under the aegis of Raytheon's Intelligence, Surveillance, Reconnaissance initiative (ISR.Net), the company won several awards, including a $203 million contract from National Imagery and Mapping Agency for the Information Dissemination Services - Direct Delivery (IDS-D) program. IDS-D receives, processes and directs large volumes of data and imagery intelligence to the armed services and intelligence community.

      Also during the quarter, Raytheon and the U.S. Air Force accomplished the first precision approach and landing by a civilian aircraft using a military global positioning station (GPS). Raytheon designed and developed the differential GPS ground station under an Air Force contract for the Joint Precision Approach and Landings System program.

Technical Services

      Technical Services (TS) reported sales of $522 million for the third quarter, up 13 percent from $461 million a year ago. Operating income was $38 million, an increase of 6 percent from a year ago. Margin for the quarter is down slightly, due to the mix of contracts. Sales and margin at TS are higher than plan and prior year on a year-to-date basis. Sales are up, excluding divestitures, 13 percent through the first nine months, compared to the prior year. Margins are up slightly, from 7.5 percent in 2000, to 7.8 percent in 2001. The business had backlog of $1.8 billion at the end of the quarter.

      During the third quarter, TS received five contract awards from the Defense Threat Reduction Agency to continue its work supporting the U.S. government's Cooperative Threat Reduction (CTR) and Strategic Arms Reduction Treaty (START) monitoring efforts in the former Soviet Union.

Aircraft Integration Systems

      Aircraft Integration Systems (AIS) reported sales of $259 million for the third quarter, compared with $277 million in the same quarter of 2000. On a year-to-date basis, sales are down 12 percent, as expected, due to several Navy, Air Force and commercial programs nearing completion, partially offset by increased volume on the Airborne Standoff Radar (ASTOR) program. AIS recorded operating income of $24 million, compared with operating income of $11 million in the third quarter of 2000. The prior period included a contract write-down on the Boeing Business Jet program. Through the first nine months of the year, margin is down from 6.5 percent in 2000 to 0.3 percent in 2001. This decrease is driven by contract adjustments made in the second quarter of 2001, including a write-down on the Boeing Business Jet program. The business shipped three Boeing Business Jets in the third quarter and expects to ship the last four in the fourth quarter of 2001. AIS had backlog of $1.9 billion at the end of the quarter.

      During the quarter, the first aerodynamic validation flight for the UK Ministry of Defence's new ASTOR (Airborne Standoff Radar) system took place in Wichita, Kansas. The Raytheon-developed airborne radar surveillance system, carried aboard a specially configured Global Express aircraft, provides day/night and all-weather imagery of the ground over a large area. The imagery can be analyzed on board the aircraft and passed in near real-time to ground stations and other military systems. The first production aircraft is scheduled for delivery to Raytheon's AIS facility in Greenville, Texas, in 2002. Subsequent aircraft will be modified and equipped by Raytheon Systems Limited in the UK.

Commercial Electronics

      Commercial Electronics (CE) reported third quarter sales of $101 million, compared with $156 million in the third quarter of 2000. The lower sales were due to the divestiture of Recreational Marine and reduced industry-wide demand for cellular handset components. These factors also contributed to a shortfall to plan and prior year, through the first nine months of 2001. Sales are down 13 percent through the first nine months versus the prior year, after adjusting for the divestiture. CE posted an operating loss of $22 million for the quarter, compared with an operating loss of $15 million a year ago. The increase in the loss is driven primarily by pricing pressures tied to current market conditions.

Raytheon Aircraft Company

      Raytheon Aircraft Company (RAC) reported sales of $449 million, compared with $749 million for the third quarter of 2000. The sales decline was due to the divestiture of Raytheon Aerospace Company and lower aircraft shipments. RAC shipped 73 aircraft in the quarter, compared with 114 in the third quarter of 2000. As previously announced, RAC reported third quarter charges of $693 million in connection with its commuter aircraft business and $52 million related to used general aviation aircraft. Including the effect of the charges, RAC recorded an operating loss of $758 million, compared with operating income of $40 million a year ago. Performance at RAC is significantly below both plan and prior year through the first nine months of 2001. Adjusting for the divestiture, sales are down 20 percent over prior year on a year-to-date basis. Margins have decreased from 4.4 percent, to 0.5 percent, excluding the charge taken during the quarter. Cash flow at RAC worsened due to lower demand for used aircraft and a resulting rise in used aircraft inventory.

      RAC announced it was implementing further workforce reductions, cutting additional costs, and reducing factory and fleet inventory expenses to bring costs in line with a slowing economy. For the entire year, RAC will lay off a total of approximately 1,700 people. The business also continues to review production rates.

      On August  11,  RAC's  largest  airplane,  the new super  mid-size  Hawker
Horizon, made its first flight. The Horizon is one-third larger than the company's mid-size Hawker 800XP, and has trans-Atlantic flight capability.

Discontinued Operations

      The company recorded a third quarter loss from discontinued operations of $23 million after-tax, or $0.06 per diluted share. The company's performance against cost to complete estimates for two Massachusetts power plants and other guaranteed projects remains in line with its previous disclosures.

      With headquarters in Lexington, Mass., Raytheon Company is a global technology leader in defense, government and commercial electronics, and business and special mission aircraft.

Conference Call on third quarter 2001 Financial Results

There will be a conference call beginning at 9 a.m. ET on Oct. 18 to review the company's third quarter results. To listen to the call, dial 877.604.2081 (in the U.S.) or 706.679.7694 (international callers). There will also be an audio cast of the call on www.raytheon.com. Slides will also be available on the website.

A replay of the conference will be run from Noon ET Oct. 18 through Noon ET October 22. The replay number is 800-642-1687 for U.S. callers and 706-645-9291 for international callers. The reservation number for the replay is 1979868.


Forward-Looking Statements

Certain statements made in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company's future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "estimate," "intend," or
"plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Important factors that could cause actual results to differ include, but are not limited to: differences in anticipated and actual program results; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost growth; the ultimate resolution of contingencies and legal matters; the ability to realize anticipated cost efficiencies; timely development and certification of new aircraft; the effect of market conditions, particularly in relation to the general aviation and commuter aircraft markets; the impact of changes in the collateral values of financed aircraft, particularly commuter aircraft; the ability to finance ongoing operations at attractive rates; government customers' budgetary constraints; government import and export policies; termination of government contracts; financial and governmental risks related to international transactions; delays and uncertainties regarding the timing of the award of international programs; the integration of acquisitions; the impact of competitive products and pricing; and risks associated with the continuing project obligations and retained assets and liabilities of Raytheon Engineers & Constructors (RE&C), the ultimate outcome of disputes with Washington Group International relating to the sale of RE&C, and timely completion of two Massachusetts construction projects, among other things. Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company's filings with the Securities and Exchange Commission, including "Item 1-Business" in the company's Annual Report on Form 10-K for the year ended December 31, 2000.


                                      ###

Attachment A

Raytheon Company
Financial Information
Third Quarter 2001

(In millions, except per share amounts)                                  Three Months Ended              Nine Months Ended
                                                                    --------------------------       --------------------------
                                                                     30-Sep-01     01-Oct-00          30-Sep-01     01-Oct-00
                                                                    ------------  ------------       ------------  ------------

Net sales                                                             $  3,961        $  4,160        $ 12,236        $ 12,515
                                                                      --------        --------        --------        --------

Cost of sales                                                            3,883           3,317          10,614          10,087
Administrative and selling expenses                                        312             288             929             916
Research and development expenses                                          110             122             364             395
                                                                      --------        --------        --------        --------

Total operating expenses                                                 4,305           3,727          11,907          11,398
                                                                      --------        --------        --------        --------

Operating income (loss)                                                   (344)            433             329           1,117
                                                                      --------        --------        --------        --------

Interest expense, net                                                      165             193             516             558
Other expense (income), net                                                 18               4             (36)             13
                                                                      --------        --------        --------        --------

Non-operating expense, net                                                 183             197             480             571
                                                                      --------        --------        --------        --------

Income (loss) from continuing operations before taxes                     (527)            236            (151)            546

Federal and foreign income taxes                                          (265)            103            (103)            238
                                                                      --------        --------        --------        --------

Income (loss) from continuing operations                                  (262)            133             (48)            308
                                                                      --------        --------        --------        --------

Discontinued operations
    Loss from discontinued operations, net of tax                           --              --              --             (70)
    Loss on disposal of discontinued operations, net of tax                (23)            (28)           (549)           (265)
                                                                      --------        --------        --------        --------
                                                                           (23)            (28)           (549)           (335)
                                                                      --------        --------        --------        --------

Net income (loss)                                                     $   (285)       $    105        $   (597)       $    (27)
                                                                      ========        ========        ========        ========

Earnings (loss) per share from continuing operations
    Basic                                                             $  (0.73)       $   0.39        $  (0.14)       $   0.91
    Diluted                                                           $  (0.73)       $   0.39        $  (0.14)       $   0.91

Loss per share from discontinued operations
    Basic                                                             $  (0.06)       $  (0.08)       $  (1.57)       $  (0.99)
    Diluted                                                           $  (0.06)       $  (0.08)       $  (1.57)       $  (0.99)

Earnings (loss) per share
    Basic                                                             $  (0.79)       $   0.31        $  (1.71)       $  (0.08)
    Diluted                                                           $  (0.79)       $   0.31        $  (1.71)       $  (0.08)

Average shares outstanding
    Basic                                                                359.4           338.3           349.8           338.2
    Diluted                                                            359.4 1           341.6           349.8 1         339.9





  1 Diluted  average  shares  outstanding  for the three and nine  months  ended
    September 30, 2001 do not include the effect of stock plans since their inclusion would have an antidilutive effect on earnings per share.



Attachment B

Raytheon Company
Segment Information
Third Quarter 2001

                                                                                                 Operating Income
                                               Net Sales             Operating Income         As a Percent of Sales
(In millions)                              Three Months Ended       Three Months Ended          Three Months Ended
                                        -----------------------  ------------------------   -------------------------
                                        30-Sep-01    01-Oct-00    30-Sep-01    01-Oct-00     30-Sep-01     01-Oct-00
                                        ----------  -----------  -----------  -----------   -----------   -----------

Electronic Systems                       $  1,985    $  1,938     $    281     $    296        14.2%        15.3%
Command, Control, Communication
   and Information Systems                    945         843           94           87         9.9%        10.3%
Technical Services                            522         461           38           36         7.3%         7.8%
Aircraft Integration Systems                  259         277           24           11         9.3%         4.0%
Commercial Electronics                        101         156          (22)         (15)      -21.8%        -9.6%
Aircraft                                      449         749         (758)          40      -168.8%         5.3%
Corporate and Eliminations                   (300)       (264)          (1)         (22)
                                         --------    --------     ---------    --------

Total                                    $  3,961    $  4,160     $   (344)    $    433        -8.7%         10.4%
                                         ========    ========     ========     ========



                                                                                                 Operating Income
                                               Net Sales             Operating Income         As a Percent of Sales
                                           Nine Months Ended        Nine Months Ended           Nine Months Ended
                                        -----------------------  ------------------------   -------------------------
                                        30-Sep-01    01-Oct-00    30-Sep-01    01-Oct-00     30-Sep-01     01-Oct-00
                                        ----------  -----------  -----------  -----------   -----------   -----------

Electronic Systems                       $  5,872    $  5,597     $    779     $    688        13.3%        12.3%
Command, Control, Communication
   and Information Systems                  2,731       2,535          273          249        10.0%         9.8%
Technical Services                          1,499       1,348          117          101         7.8%         7.5%
Aircraft Integration Systems                  774         878            2           57         0.3%         6.5%
Commercial Electronics                        339         485          (43)          (4)      -12.7%        -0.8%
Aircraft                                    1,854       2,374         (735)         105       -39.6%         4.4%
Corporate and Eliminations                   (833)       (702)         (64)         (79)
                                         --------    --------     --------     --------

Total                                    $ 12,236    $ 12,515     $    329     $  1,117         2.7%         8.9%
                                         ========    ========     ========     ========


Note: Corporate and Eliminations includes certain company-wide activities that have not been attributed to a particular segment and intercompany eliminations.

Attachment C

Raytheon Company
Other Information
Third Quarter 2001

(In millions, except total employees and aircraft shipments)

                                                             Backlog
                                                    ------------------------
                                                    30-Sep-01      01-Oct-00
                                                    ---------      ---------

Electronic Systems                                   $ 11,199       $ 11,613
Command, Control, Communication
    and Information Systems                             5,673          4,789
Technical Services                                      1,774          1,614
Aircraft Integration Systems                            1,919          2,105
Commercial Electronics                                    488            688
Aircraft                                                4,031          4,309
                                                     ---------     ---------

                                                     $ 25,084       $ 25,118
                                                     =========     =========

U.S. government backlog included above               $ 16,452       $ 16,118
                                                     =========     =========


                                                         Total Employees
                                                    ------------------------
                                                    30-Sep-01      01-Oct-00
                                                    ---------      ---------

Total employees                                       87,700         94,500


                                                    Aircraft Shipments (Units)
                                                        Three Months Ended
                                                    --------------------------
                                                    30-Sep-01        01-Oct-00
                                                    ---------        ---------

Hawker                                                      8               14
Premier I                                                   2               --
Beechjet (Commercial)                                       4               10
King Air                                                   16               34
1900D Commuter                                             --               12
Pistons                                                    30               29
T-6A                                                       13               15
                                                     --------         --------
    Total aircraft shipments                               73              114
                                                     ========         ========


Attachment D

Raytheon Company
Preliminary Financial Information
Third Quarter 2001

(In millions)

Balance sheets
                                                         30-Sep-01   31-Dec-00  01-Oct-00
                                                         ---------   ---------  ---------
Assets
Cash and cash equivalents                                  $   604     $   871    $   171
Accounts receivable                                            515         505        688
Contracts in process                                         3,919       4,061      4,426
Inventories                                                  2,347       1,908      1,934
Deferred federal and foreign income taxes                      699         476        471
Prepaid expenses and other current assets                      798         178        151
Net assets from discontinued operations                         --          14         50
                                                           -------     -------    -------
    Total current assets                                     8,882       8,013      7,891

Property, plant and equipment, net                           2,279       2,491      2,452
Goodwill, net                                               12,385      13,281     13,378
Other assets, net                                            3,237       2,992      2,889
                                                           -------     -------    -------
       Total assets                                        $26,783     $26,777    $26,610
                                                           =======     =======    =======

Liabilities and Stockholders' Equity
Notes payable and current portion of long-term debt        $ 1,748     $   877    $   972
Advance payments, less contracts in process                    887       1,135        966
Accounts payable                                               903       1,099        988
Accrued salaries and wages                                     656         549        644
Other accrued expenses                                       1,468       1,205      1,368
Net liabilities from discontinued operations                   386          --         --
                                                           -------     -------    -------
    Total current liabilities                                6,048       4,865      4,938

Accrued retiree benefits and other long-term liabilities     1,082       1,262      1,316
Deferred federal and foreign income taxes                      607         773        591
Long-term debt                                               7,623       9,054      9,049
Trust preferred securities                                     856          --         --
Stockholders' equity                                        10,567      10,823     10,716
                                                           -------     -------    -------
       Total liabilities and stockholders' equity          $26,783     $26,777    $26,610
                                                           =======     =======    =======


Debt-to-capital ratio
                                                         30-Sep-01   31-Dec-00  01-Oct-00
                                                         ---------   ---------  ---------

Debt                                                       $ 9,371    $ 9,931    $10,021
Capital                                                     20,794     20,754     20,737
                                                           -------    -------    -------
    Debt-to-capital ratio                                     45.1%      47.9%      48.3%
                                                           =======    =======    =======

Attachment E

Raytheon Company
Preliminary Cash Flow Information
Third Quarter 2001

(In millions)

Cash flow information
                                                      Three Months Ended
                                                  ---------------------------
                                                    30-Sep-01      01-Oct-00
                                                  -------------  ------------

Income from continuing operations                       $ (262)        $ 133
Depreciation                                                77            78
Amortization                                               107           105
Working capital                                            147            96
Capital spending                                          (108)          (96)
Internal use software spending                             (30)          (26)
Discontinued operations                                   (254)          (85)
Other                                                      (34)            7
                                                  -------------  ------------
    Subtotal - operating cash flow                        (357)          212

Net activity in financing receivables                      (11)            2
Divestitures                                                 -             1
Dividends                                                  (72)          (68)
Other                                                      (36)           89
                                                  -------------  ------------
       Change in net debt                               $ (476)        $ 236
                                                  =============  ============

Restructuring amounts included in                 -------------  ------------
    operating cash flow above                             $ 11          $ 42
                                                  =============  ============


Segment operating cash flow information
                                                       Three Months Ended
                                                  ---------------------------
                                                   30-Sep-01      01-Oct-00
                                                  -------------  ------------

Electronic Systems                                       $ 131         $ 110
Command, Control, Communication
    and Information Systems                                  1           167
Technical Services                                          13            55
Aircraft Integration Systems                                17           (17)
Commercial Electronics                                      (9)           (4)
Aircraft                                                  (260)          (26)
Discontinued operations                                   (254)          (85)
Other                                                        4            12
                                                  -------------  ------------
                                                        $ (357)        $ 212
                                                  =============  ============